Press Release

For Immediate Distribution

Darwin Announces the Election of Irving B. Yoskowitz
to its Board of Directors

Darwin Announces the Election of Irving B. Yoskowitz to its Board of Directors

FARMINGTON, Conn., Jan. 19 / PRNewswire-First Call/ — Darwin Professional Underwriters, Inc. (Darwin) (NYSE: DR) said today that Irving B. Yoskowitz has been elected to its Board of Directors. Mr. Yoskowitz, whom the Board affirmatively determined to be an independent director, was also appointed to serve on the board’s audit committee, thereby bringing the committee membership back to a minimum of three independent directors as required by NYSE Arca listing requirements.

Mr. Yoskowitz is Executive Vice President and General Counsel of Constellation Energy in Baltimore, a position he assumed in May 2005.  Prior to joining Constellation Energy, he served as Senior Counsel at Crowell & Moring, a Washington, D. C. law firm, and Senior Partner of Global Technologies Partners, LLC, an investment banking firm.  Between 1981 and 1998, Mr. Yoskowitz served as General Counsel of United Technologies in Hartford, CT.  He received his law degree magna cum laude from Harvard Law School in 1969.  He has served on a number of public company boards of directors during his career.

In announcing the election, Darwin’s Chairman and CEO, Stephen Sills, said “Irv Yoskowitz brings a very distinct blend of business experience, legal expertise and entrepreneurial know-how to our Board.  I know I speak for all our directors in saying that we are delighted to welcome him to Darwin’s Board.”

Forward-looking Statements
This press release may contain projections, comments, and other forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Each forward looking statement is based on Darwin’s plans and expectations, as well as on current events and industry trends. Such statements are subject to risks and uncertainties, and the actual outcomes or results may differ materially from those expressed or implied by any of these statements.

About Darwin Professional Underwriters, Inc.
Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the specialty liability insurance market and underwrites D&O liability insurance for public and private companies, E&O liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE Arca exchange under the ticker symbol, “DR.” The company became NYSE Arca’s first listed company with its initial public offering on May 19, 2006.

For more information about Darwin, visit www.darwinpro.com.

Contact: Drake Manning at 860-284-1500 or dmanning@darwinpro.com